As filed with the Commission on March 27, 2007                                              File No. 333-139797

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2A
(Amendment #3)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PATTERSON BROOKE RESOURCES INC.
                        (Name of small business issuer in its charter)

Nevada	1099	98-0505768
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employee
Incorporation or organization)	Classification Code Number)	Identification No.)

#21 - 2386 Haines Road, Mississauga, Ontario, Canada, L4Y 1Y6
Telephone: 416-819-3795: Fax: 905-272-9317)
(Address and telephone number of principal executive officers)

#21 - 2386 Haines Road, Mississauga, Ontario, Canada, L4Y 1Y6
(Address of principal place of business or intended principal place of business)

Empire Stock Transfer Inc., 2470 St. Rose Parkway, Henderson, Nevada, 89075
Telephone: 702-818-5898
(Name, address and telephone number of agent of service)

Copies to:
Conrad C. Lysiak, Suite 503 - 601 West First Avenue, Spokane, Washington, 99201
Telephone: 509-624-1475

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be Registered	Proposed maximum offering price per share (i) (ii)	Proposed maximum aggregate offering price	Amount of Registration fee (iii)

Common stock	838,000	$0.05	$41,900	$5.00

(i) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.

(ii)
There is no public market for the Patterson Brooke Resources Inc. shares of common stock. Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the offering price for shares of Patterson Brooke Resources Inc. sold to subscribers by way of a private placement.

(iii)	Fee calculated in accordance with Rule 457(o) of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8 (a), may determine.

Prospectus                                            Subject to Completion
                                Date: March 27, 2007

The Information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offering or sale is not permitted.

PATTERSON BROOKE RESOURCES INC.

Offering by Selling Security Holders: 838,000 Shares of Common Stock

We are registering 838,000 common shares for resale by the selling security holders identified in this prospectus. We will not receive any of the proceeds for the sale of the shares by the selling security holders. The shares are being registered to permit the resale of shares owned by the selling security holders named in this prospectus. The number of shares of Patterson Brooke Resources Inc. common stock being registered by selling security holders represents 24% of our currently issued and outstanding share capital.

There is no public market for Patterson Brooke Resources Inc.’s common stock. It is our intention to seek quotation on the OTC Bulletin Board (“OTCBB”) subsequent to the date of this prospectus. There is no assurance our application to the NASD will be approved.

The selling security holders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The selling security holders may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions; (vi) effected short sales after the date the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission; (vii) through the writing or settlement of options or other hedging transactions, whether through options exchange or otherwise; (viii) broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; and (ix) a combination of any such methods of sale.

Investing in our common stock involves a high degree of risk. A potential investor should carefully consider the factors described under the heading “Risk Factors” beginning at
Page 5.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March , 2007.

Dealer Prospectus Delivery Instructions

Until , 2007 all dealers that effect transactions in these shares of common stock , whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY OF PROSPECTUS

This summary provides an overview of all material information contained in this prospectus. Before making a decision to purchase the shares our selling security holders are offering you should very carefully and thoroughly read the more detailed information in this prospectus and review our financial statements.

Summary Information about Patterson Brooke Resources Inc.

We were incorporated in the State of Nevada on June 28, 2006 and established a fiscal year end of October 31. We do not have any subsidiaries, affiliated companies or joint venture partners.  We are a start-up, pre-exploration stage company engaged in the search for gold and related minerals and have not generated any operating revenues since inception. Our sole mineral property, the Alice Claim, is located in the Northwest Territories (“NWT”), Canada.

We have incurred losses since inception and we must raise additional capital to fund our operations. There is no assurance we will be able to raise this capital.

Our sole holding is a 100% interest in the Alice Claim located in NWT, Canada, subject to a 1% net smelter royalty, in favor of the vendor, Mr. Max Braden, on any production of commercial minerals that may be generated from the Alice Claim. Patterson Brooke acquired the Alice Claim for the sum of $1,000 from Mr. Braden, an unrelated third party prospector. Although we are in possession of a signed, registered Transfer of Mineral Claim transferring all right, title and interest in the Alice Claim to us, title remains recorded in the name of Max Braden. That is because we do not wish to incur the cost of acquiring a Prospectors License from the NWT and registering the Company in the NWT, both of which we must do in order to record title to the Alice Claim in our name. There is no cost to us using Mr. Braden’s Prospectors License to hold the Alice Claim.

We own no property other than the Alice Claim.

There is no assurance that a commercially viable mineral deposit, a reserve, exists at our mineral claim or can be shown to exist until sufficient and appropriate exploration is done and a comprehensive evaluation of such work concludes economic and legal feasibility. Such work could take many years of exploration and would require expenditure of very substantial amounts of capital, capital we do not currently have and may never be able to raise.

As of the date of this prospectus, we have not conducted any exploration work on the Alice Claim. We intend to complete an initial exploration program recommended for the Alice Claim, at an estimated cost of $17,500, during the summer of 2007.

We plan to finance our operations during the remainder of 2007 through a combination of equity and debt capital. As summarized below, we have raised a total of $29,900 in equity. We have an additional $40,000 in loan capital (in the form of non interest bearing demand loans) agreed to be advanced by our President (who is also our controlling stockholder), $20,000 of which has been advanced to date, with the balance of $20,000 to be advanced on or before May 31, 2007. By an agreement dated March 22, 2006 our President agreed to the suspension of payment of his monthly $1,000 management fee following the June 1, 2007 payment. The advance of the additional $20,000 together with suspension of payment of management fees after June’s payment will ensure we will have sufficient funds to satisfy our cash requirements only to the end of 2007.

Accordingly, we will have to raise additional funds within the next twelve months to satisfy our cash needs. Furthermore, should we fail to suspend payment of our President’s monthly management fee from and after June 2007, or, should our President (i) fail to advance the $20,000 agreed to by May 31, 2007, or (ii) demand repayment of loan advances he has made, we would have no funds to satisfy our cash requirements and would have to go out of business

We have no full time employees and our management devotes a small percentage of their time to the affairs of the Company.

Our administrative office is located at # 21 - 2386 Haines Road, Mississauga, Ontario, Canada, L4Y 1Y6. Our telephone number is (416) 819-3795 and our fax number is (905) 272-9317.

On October 20, 2006 we completed a private placement pursuant to Regulation S of the Securities Act of 1933, of 3000,000 shares of common stock sold to our two officers and directors at the price of $0.001 per share to raise $3,000. On October 31, 2006 we completed a further private placement pursuant to Regulation S of the Securities Act of 1933, whereby 538,000 common shares were sold at the price of $0.05 per share to raise $26,900. The total cash raised from the sale of shares was $29,900.

Cash on hand totaled $5,960 as of January 31, 2007, the end of the most recent quarterly period in the Company’s fiscal year. Subsequent to the end of the quarter the President of the Company advanced $20,000 to the Company. The cash remaining on hand as at March 15, 2007 is $17,860 with the balance of $8,100 having been expended as follows:

Auditing fees - review of January 31, 2007 interim financial statements	$ 500
Consulting fees	5,000
Management fees	2,000
Rent	600
Amounts paid from proceeds since January 31, 2007	$ 8,100

The following financial information summarizes the more complete historical financial information found in our audited financial statements, made up to October 31, 2006, and our quarterly financial statements, made up to January 31, 2007, contained elsewhere in this prospectus:

	January 31, 2007 (unaudited)	Since Inception to October 31, 2006 (audited)	Since Inception to January 31, 2007
Statement of Expenses Information:

Revenue	$ Nil	$ Nil	$ Nil
Net Losses	19,667	9,639	29,306
Total Operating Expenses	19,667	9,639	29,306
Exploration Costs	Nil	3,944	3,944
General and Administrative	19,667	5,695	25,362

	As at Janauray 31, 2007	As at October 31, 2006	As at Janauray 31, 2007
Balance Sheet Information:

Cash	$5,960	$29,899	$5,960
Total Assets	5,960	29,899	5,960
Total Liabilities	5,366	9,638	5,366
Stockholders’ Equity	594	20,261	594

The Offering

Following is a brief summary of this offering:

Common stock offered by selling security holders
838,000 shares offered by the selling security holders (including 300,000 shares, 8.5% of our issued and outstanding shares, being offered by our directors and officers and a further 60,000 shares (1.7%) offered by members of their immediate families to which such officers and directors disclaim beneficial ownership) detailed in the section of the Prospectus entitled “Selling Security Holders” beginning on page 15.

Common stock outstanding as of the date of this Prospectus	3,538,000 Shares

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling security holders.

Plan of Distribution
The offering is made by the selling security holders named in this Prospectus to the extent they sell shares. We intend to seek quotation of our common stock on the OTCBB. However, no assurance can be given that our common stock will be approved for quotation on the OTCBB. Selling security holders may sell at market or privately negotiated prices.

Risk Factors
You should carefully consider all the information in this Prospectus. In particular, you should evaluate the information set forth in the section of the Prospectus entitled “Risk Factors” beginning on page 5 before deciding whether to invest in our common stock.

Lack of Liquidity in our common stock
Our common stock is not presently quoted on or traded on any securities exchange or automated quotation system and we have not yet applied for listing or quotation on any public market. We can provide no assurance that there will ever be an established public trading market for our common stock.

Risk Factors

An investment in our common stock involves an exceptionally high degree of risk and is extremely speculative. In addition to the other information regarding Patterson Brooke contained in this prospectus, you should consider many important factors in determining whether to purchase the shares being offered. The following risk factors reflect the potential and substantial material risks which could be involved if you decide to purchase shares in this offering.

Risks Associated with our Company:

Our liquidity, and thus our ability to continue to operate depends upon the continuing willingness of our President, who is also our controlling stockholder, to finance the Company’s operations.

We are financing our continuing operations with cash loaned to us by our President. To date our President has loaned us $20,000. He has agreed to advance a further $20,000 on or before May 31, 2007. Without these loan advances we would be forced to go out of business. He has also agreed to the suspension of payment of his monthly management fee of $1,000 from and after the June 2007 payment. Even if our President advances a further $20,000 on or before May 31, 2007 and we suspend payment of his monthly management fee from and after June 2007, we expect our cash resources to satisfy our needs to only to December 31, 2007. We will have to raise additional funds in the next twelve months to satisfy our cash requirements.

Furthermore, the loan advances made by our President are repayable on demand. Accordingly, if our President were to demand repayment of his loan advances we would not have sufficient funds to satisfy our cash requirements and would be forced to go out of business.

We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease exploration activity or cease operations.
We have not yet conducted any exploration activities. We have not generated any revenues. We have no exploration history upon which you can evaluate the likelihood of our future success or failure. Our net loss from inception to January 31, 2007, the date of our most quarterly period $29,306. Our ability to achieve profitability and positive cash flow in the future is dependent upon

*	our ability to locate a profitable mineral property
*	our ability to locate an economic ore reserve
*	our ability to generate revenues
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral property. We cannot guarantee we will be successful in generating revenues in the future. Failure to generate revenues may cause us to go out of business.

We have no known ore reserves and we cannot guarantee we will find any gold and/or silver mineralization or, if we find gold and/or silver mineralization, that it may be economically extracted. If we fail to find any gold and/or silver mineralization or if we are unable to find gold and/or silver mineralization that may be economically extracted, we will have to cease operations.

We have no known ore reserves. Even if we find gold and/or silver mineralization we cannot guarantee that any gold and/or silver mineralization will be of sufficient quantity so as to warrant recovery. Additionally, even if we find gold and/or silver mineralization in sufficient quantity to warrant recovery, we cannot guarantee that the ore will be recoverable. Finally, even if any gold and/or silver mineralization is recoverable, we cannot guarantee that this can be done at a profit. Failure to locate gold deposits in economically recoverable quantities will cause us to cease operations.

Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our property does not contain any reserves, and any funds spent on exploration will be lost.

Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our sole property, the Alice Claim, does not contain any reserves, and any funds spent on exploration will be lost. If we cannot raise further funds as a result, we may have to suspend or cease operations entirely which would result in the loss of your investment.

Because our officers and directors do not have technical training or experience in starting and operating an exploration company nor in managing a public company, we will have to hire qualified personnel to fulfill these functions. If we lack funds to retain such personnel, or cannot locate qualified personnel, we may have to suspend or cease exploration activity or cease operations which will result in the loss of your investment.

Because our officers and directors are inexperienced with exploring for minerals and starting, and operating a mineral exploration company, we will have to hire qualified persons to perform surveying, exploration, and excavation of our property. Our officers and directors have no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Their decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. Consequently our exploration, earnings and ultimate financial success could suffer irreparable harm due to certain of management's lack of experience in this industry. Additionally, our officers and directors have no direct training or experience in managing and fulfilling the regulatory reporting obligations of a ‘public company’ like Patterson Brooke. Unless our two part time officers are willing to spend more time addressing these matters, we will have to hire professionals to undertake these filing requirements for Patterson Brooke and this will increase the overall cost of operations. As a result we may have to suspend or cease exploration activity, or cease operations altogether, which will result in the loss of your investment.

If we don't raise additional capital for on going exploration work, we will have to delay such exploration or go out of business, which will result in the loss of your investment.

We estimate that, with $40,000 in loan capital (non interest bearing, payable on demand) agreed to be advanced by our President (of which $20,00 has been advanced to date with the balance due on or before May 31, 2007) combined with cash raised from share issuances, we will have sufficient cash to continue operations for the remainder of 2007 provided we carry out only the limited early stage exploration activity recommended by our engineer at an estimated cost of $17,500, see “Description of Property, Proposed Exploration Work - Plan of Operation”, page 23. We are in the pre-exploration stage. By no later than the end of 2007, being less than twelve months from now, we will need to raise additional capital to satisfy our cash requirements for general operating expenses. In order to undertake additional exploration activity we will likewise have to raise additional capital. You may be investing in a company that will not have the funds necessary to conduct any exploration beyond the initial work noted above due to our inability to raise additional capital. If that occurs we will have to cease our exploration activity and go out of business which will result in the loss of your investment.

Since we are small and do not have much capital, we must limit our exploration and as a result may not find an ore body. Without an ore body, we cannot generate revenues and you will lose your investment.

The possibility of development of and production from our exploration property depends upon the results of exploration programs and/or feasibility studies and the recommendations of duly qualified professional engineers and geologists. We are small company and do not have much capital. We must limit our exploration activity unless and until we raise additional capital. Any decision to expand our operations on our exploration property will involve the consideration and evaluation of several significant factors beyond our control. These factors include, but are not limited to:

●	Market prices for the minerals to be produced;
●	Costs of bringing the property into production including exploration preparation of production feasibility studies and construction of production facilities;
●	Political climate and/or governmental regulations and controls;
●	Ongoing costs of production;
●	Availability and cost of financing; and
●	Environmental compliance regulations and restraints.

These types of programs require substantial capital. Because we may have to limit our exploration, we may not find an ore body, even though our property may contain mineralized material. Without an ore body, we cannot generate revenues and you will lose your investment.

Because our officers and directors have other outside business activities and may not be in a position to devote a majority of their time to our exploration activity, our exploration activity may be sporadic which may result in periodic interruptions or suspensions of exploration.

Our President will be devoting only 15% of his time, approximately 24 hours per month, to our business. Our Chief Financial Officer and Secretary-Treasurer will be devoting only approximately 10% of his time, or 16 hours per month to our operations. As a consequence of the limited devotion of time to the affairs of the Company expected from management, our business may suffer. For example, because our officers and directors have other outside business activities and may not be in a position to devote a majority of their time to our exploration activity, our exploration activity may be sporadic or may be periodically interrupted or suspended. Such suspensions or interruptions may cause us to cease operations altogether and go out of business.

We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend exploration activity.

We have made no attempt to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials as and when we begin to undertake exploration activity, expected during the summer of 2007. Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of equipment and/or supplies we need to conduct our planned exploration work. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

We may be unable to meet property maintenance requirements or acquire necessary mining licenses and thereby lose our interest in the Alice Claim.

In order to maintain ownership of in the Alice Claim we must make an annual payment, or expend certain minimum amounts on the exploration of the mineral claim, in the amount of at least $727 ($800Cdn.) by May 24 in each year, including 2007. Our failure to make such payment or expenditures within the time required will result in the loss of our interest in the Alice Claim. Even if we do make the annual payment in lieu of doing work because we are not able to obtain the necessary licenses to conduct mining operations on the property in a timely fashion, we would realize no benefit from our expenditure to maintain title to the property.

No matter how much money is spent on the Alice Claim, the risk is that we might never identify a commercially viable ore reserve.

Over the coming years, we might expend considerable capital on exploration of the Alice Claim without finding anything of value. It is very likely the Alice Claim does not contain any reserves so any funds spent on exploration will probably be lost. No matter how much money is spent on the Alice Claim, we might never be able to find a commercially viable ore reserve.

Even if our property were found to contain a deposit, since we have not put a mineral deposit into production before, we will have to acquire outside expertise. If we are unable to acquire such expertise we may be unable to put our property into production and you may lose your investment.

We have no experience in placing mineral deposit properties into production, and our ability to do so will be dependent upon using the services of appropriately experienced personnel or entering into agreements with other major resource companies that can provide such expertise. There can be no assurance that we will have available to us the necessary expertise when and if we place a mineral deposit into production.

Mineral exploration and development activities are inherently risky and we may be exposed to environmental liabilities. If such an event were to occur it may result in a loss of your investment.

The business of mineral exploration and extraction involves a high degree of risk. Few properties that are explored are ultimately developed into production. Most exploration projects do not result in the discovery of commercially mineable deposits of ore.  The Alice Claim, our sole property, does not have a known body of commercial ore. Should our mineral claim be found to have commercial quantities of ore, we would be subject to additional risks respecting any development and production activities. Unusual or unexpected formations, formation pressures, fires, power outages, labour disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labour are other risks involved in extraction operations and the conduct of exploration programs. We do not carry liability insurance with respect to our mineral exploration operations and we may become subject to liability for damage to life and property, environmental damage, cave-ins or hazards. There are also physical risks to the exploration personnel working in the rugged terrain of the Northwest Territories, often in poor climatic conditions. Previous mining exploration activities may have caused environmental damage to the Alice Claim. It may be difficult or impossible to assess the extent to which such damage was caused by us or by the activities of previous operators, in which case, any indemnities and exemptions from liability may be ineffective.

Even with positive results during exploration, the Alice Claim might never be put into commercial production due to inadequate tonnage, low metal prices or high extraction costs.

We might be successful, during future exploration programs, in identifying a source of minerals of good grade but not in the quantity, the tonnage, required to make commercial production feasible. If the cost of extracting any minerals that might be found on the Alice Claim is in excess of the selling price of such minerals, we would not be able to develop the claim. Accordingly even if ore reserves were found on the Alice Claim, without sufficient tonnage we would still not be able to economically extract the minerals from the claim in which case we would have to abandon the Alice Claim and seek another mineral property to develop, or cease operations altogether.

Title to the Alice Claim is registered in the name of another person. Failure of the Company to obtain good title to the claim will result in our having to cease operations.

Title to the property we intend to explore is not held in our name. Title to the Alice Claim is recorded in the name of Max Braden, an unrelated prospector. In the event Max Braden was to grant a third party a deed of ownership, which was subsequently registered prior to our deed, that third party would obtain good title and we would have nothing. Similarly, if Max Braden were to grant an option to a third party, that party would be able to enter the claims, carry out certain work commitments and earn right and title to the claims and we would have little recourse against such third party even though we would be harmed, would not own any property and would have to cease operations. Although we would have recourse against Max Braden in the situations described, there is a question as to whether that recourse would have specific value.

Risks Associated with this Offering:

Our officers and directors own a substantial amount of our common stock and will have substantial influence over our operations.

Our directors and officers currently own 3,000,000 shares of common stock representing approximately 84.8% of our outstanding shares. Such directors and officers have registered for resale 300,000 of their shares. Assuming that such directors and officers sell their 300,000 shares, they will still own 2,700,000 shares of common stock representing approximately 76.3% of our outstanding shares. As a result, they will have substantial influence over our operations and can effect certain corporate transaction without further shareholder approval. This concentration of ownership may also have the effect of delaying or preventing a change in control.

Without a public market there is no liquidity for our shares and our shareholders may never be able to sell their shares which would result in a total loss of their investment.

Our common shares are not listed on any exchange or quotation system. There is no market for our shares. Consequently, our shareholders will not be able to sell their shares in an organized market place unless they sell their shares privately. If this happens, our shareholders might not receive a price per share which they might have received had there been a public market for our shares. Once this registration statement becomes effective, it is our intention to apply for a quotation on the OTCBB whereby:

●	We will have to be sponsored by a participating market maker who will file a Form 211 on our behalf since we will not have direct access to the NASD personnel; and

●	We will not be quoted on the OTCBB unless we are current in our periodicreports filed with the SEC.

From the date of this prospectus, we estimate that it will take us between twelve to eighteen weeks to be approved for a quotation on the OTCBB. However, we cannot be sure we will be able to obtain a participating market maker or be approved for a quotation on the OTCBB, in which case, there will be no liquidity for the shares of our shareholders.

Even if a market develops for our shares our shares may be thinly traded, with wide share price fluctuations, low share prices and minimal liquidity.

If a market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including:

●	Potential investors’ anticipated feeling regarding our results of operations;
●	Increased competition and/or variations in mineral prices;
●	Our ability or inability to generate future revenues; and
●	Market perception of the future of the mineral exploration industry.

In addition, if our shares are quoted on the OTCBB, our share price may be impacted by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations. In addition, even if our stock is approved for quotation by a market maker through the OTCBB, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts. These factors, which are not under our control, may have a material effect on our share price.

We anticipate the need to sell additional treasury share in the future meaning that there will be a dilution to our existing shareholders resulting in their percentage ownership in the Company being reduced accordingly.

We may seek additional funds through the sale of our common stock. This will result in a dilution effect to our shareholders whereby their percentage ownership interest in the Company is reduced. The magnitude of this dilution effect will be determined by the number of shares we will have to issue in the future to obtain the funds required.

Since our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares are "penny stocks" and are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

Glossary of Geological and Technical Terms

The following represents various geological and technical terms used in this prospectus which the reader may not be familiar with.

The following represents various geological and technical terms used in this prospectus which the reader may not be familiar with.

Word	Definition

Alteration	Any physical or chemical change to rock or mineral subsequent to its formation. Milder and more localized than metamorphism.

Breccia	A rock type with angular fragments of one composition surrounded by rock of another composition or texture.

Chert	A member of a group of sedimentary rocks that consist primarily of microscopic silica crystals. Chert may be either organic or inorganic, but the most common forms are inorganic.

Claim	A portion of mining ground held under the Provincial laws by Patterson Brooke Resources Inc., by virtue of one location and record where it has the mineral rights to all minerals thereon except coal.

Deposit	Mineral deposit or ore deposit is used to designate a natural occurrence of a useful mineral, or an ore, in sufficient extent and degree of concentration to invite exploration.

Dyke	A long and relatively thin body of igneous rock that, while in molten state, intruded a fissure in older rocks.

Gabbro	A black, coarse-grained, intrusive igneous rock, composed of calcic feldspars and pyroxene. The intrusive equivalent of basalt.

Greenstone	Green colored metamorphic rocks or greenschist

Geophysical surveys
The exploration of an area in which geophysical properties and relationships unique to the area are mapped by one or more geophysical methods (e.g. VLF-EM or P.E.M.) in boreholes, airborne or satellite platforms.

Metamorphic
The mineralogical, chemical, and structural adjustment of solid rocks to physical and chemical conditions that have generally been imposed at depth below the surface zones of weathering and cementation, and that differ from the conditions under which the rocks in question originated.

Mineralization	Potential economic concentration of commercial metals occurring in nature.

Outcrop	A segment of bedrock exposed to the atmosphere.

Ore	The natural occurring mineral from which a mineral or minerals of economic value can be extracted profitable or to satisfy social or political objectives.

Pyroclastic Rock	A rock formed by the accumulation of fragments of volcanic rock scattered by volcanic explosions.

Reserve
(1)  That part of a mineral deposit which could be economically and legally extracted or produced at the time the reserve is determined.
(2)  Proven: Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the site for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.
(3)  Probable: Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measure) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than for proven (measured) reserves, is high enough to assume continuity between points of observation.

Schist	A metamorphic rock characterized by strong foliation or schistosity.

Vien	A fissure, fault or crack in rock filled by minerals that have traveled upward from some deep source.

Volcanic rocks	Igneous rocks formed from magma that has flowed out of, or has been violently ejected from, a volcano.

Zone	A belt, band, or strip of earth materials, however disposed; characterized as distinct from surrounding parts by some particular secondary enrichment.

Foreign Currency and Exchange Rates

Our mineral property is located in NWT, Canada and costs expressed in the geological report on the Claim are expressed in Canadian Dollars. For purposes of consistency and to express United States Dollars throughout this registration statement, Canadian Dollars have been converted into United States currency at the rate of US $1.00 being approximately equal to Cdn $1.10 or Cdn. $1.00 being approximately equal US $0.90 which is the approximate average exchange rate during recent months and which is consistent with the incorporated financial statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling security holders. We will not receive any proceeds from the sale of shares of common stock in this offering. Patterson Brooke will pay all expenses of this offering. The estimated cost of $22,805 is summarized below:

Description of Expenses	Paid to date Mar. 15, 2007	Future payments	Total Amount

Accountant - preparation of financial statements as required (1)	$ -	$ 2 ,000	$ 2 ,000
Auditors’ examination of financial statements (2)	3,000	-	3,000
Consulting - preparing of Form SB-2	12,500	2,500	15,000
Opinion letter from attorney	2,500	-	2,500
Photocopying and delivery expenses	166	134	300
SEC filing fees	5	-	5
Estimated offering costs	$ 18,171	$ 4,634	$ 22,805

(1)	The accountant prepared the working papers for the October 31, 2006 and our January 31, 2007 financial statements.
(2) The auditors have given an opinion of the October 31, 2006 financial statements included herein and have reviewed the January 31, 2007 interim financial statements.

PLAN OF DISTRIBUTION

The selling security holders, which as used herein includes donors, pledges, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. At of the date of this prospectus, our shares of common stock are not listed on any exchange or quoted on any inter-dealer quotation system. We intend to seek quotation of our common stock on the OTCBB. No assurance can be given that we will be successful of in having our common stock quoted on the OTCBB. Dispositions by the selling security holders may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The common stock may be sold by the selling security holders by one or more of the following methods, without limitation:

●	on the over-the-counter market;
●	on purchasers directly
●	in ordinary brokerage transactions in which the broker solicits purchasers; or commissions from a seller/or the purchaser of the shares for whom they may act as agent;
●
through underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions and commissions from a seller/or the purchaser of the shares for whom they may act as agent;

●
through the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distribution of the shares or other interest in the shares;

●	through purchases by a broker or dealer as principal and resale by other brokers or dealers for its own account pursuant to this prospectus;
●
through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent or as riskless principal but may position and resell a portion of the block as principal to facilitate the transaction;

●	in any combination of one or more of these methods;
●	in a private transaction; or
●	in any other lawful manner.

Brokers or dealers may receive commissions or discounts from the selling security holders, if any of the broker-dealer acts as an agent for the purchaser of said shares, from the purchaser in the amount to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of the shares of common stock at a stipulated price per share. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. Any broker or dealer participating in any distribution of the shares may be required to deliver a copy of this prospectus, including any prospectus supplement, to any individual who purchases any shares from or through such broker-dealer

We have advised the selling security holders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered in this prospectus.

Selling security holders may also elect to sell their common shares in accordance with Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus. After the sale of the shares offered by this prospectus our two senior officer and directors, B. Gordon Brooke and David Moore, will hold directly an aggregate of 2,700,000 shares. The sale of these shares could have an adverse impact on the price of our shares or on any trading market that may develop.

We have not registered or qualified offers and sales of shares of common stock under the laws of any country, other than the United States. To comply with certain states’ securities laws, if applicable, the selling security holders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling security holders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

All expenses of this registration statement, estimated to be $22,805. (see “Use of Proceeds” page 13), including but not limited to legal, accounting, printing and mailing fees will, be paid by Patterson Brooke. However, any selling costs or brokerage commissions incurred by each selling security holder relating to the sale of his/her shares will be paid by them.

SELLING SECURITY HOLDERS

None of our directors or officers will be engaged in any selling efforts on behalf of the selling security holders. None of the selling security holders is a registered broker-dealer or an affiliate of a broker-dealer.

The selling security holders have furnished all information with respect to share ownership. The shares being offered are being registered to permit public secondary trading of the shares and each selling security holder may offer all or part of the shares owned for resale from time to time. A selling security holder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor are the selling security holders obligated to sell all or any portion of the shares at any time. Therefore, no assurance can be given by Patterson Brooke as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling security holders upon termination of the offering.

None of the selling security holders named in this prospectus is resident in the United States. Two reside in England and the remaining 35 reside in Canada. They are offering for sale a total of 838,000 shares of common stock of the Company.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling security holders, including:

●	The number of shares owned by each prior to this offering
●	The total number of shares that are to be offered for each;
●	The total number of shares that will be owned by each upon completion of the offering, and
●	The percentage owned by each upon completion of the offering.

To the best of our knowledge, the named parties in the table beneficially own and have sole voting and investment power over all shares or rights to their shares. We have based the percentage owned by each on our 3,538,000 shares of common stock outstanding as of the date of this prospectus. Of the 838,000 shares offered for sale (being approximately 23.7% of our issued shares) 300,000 (representing 8.5% of our issued shares) are offered by the Company’s two officers and directors and a further 60,000 (being 1.7 % of our issued shares) are being offered by members of the immediate family of our two officers and directors for which such officers and directors disclaim beneficial ownership:

	Common Stock	Number of Common	Common Stock
	Beneficially Owned	Stock Offered	Beneficially Owned
Name of Shareholder	Prior to Offering	Hereby	Following the Offering (1)

	Number of Shares	%		Number of Shares	%

Michael Warner	5,000	0.0014%	5,000	Nil	Nil
Philip Dixon	5,000	0.0014%	5,000	Nil	Nil
Ashvin Ramchandani	5,000	0.0014%	5,000	Nil	Nil
Milan Ramchandani	5,000	0.0014%	5,000	Nil	Nil
Luigina Parravano	5,000	0.0014%	5,000	Nil	Nil
Jim Elliott	5,000	0.0014%	5,000	Nil	Nil
Gloria Stubbings	5,000	0.0014%	5,000	Nil	Nil
Don Stubbings	8,000	0.0023%	8,000	Nil	Nil
Beverley Woodfield	8,000	0.0023%	8,000	Nil	Nil
Steve Mc Gowan	8,000	0.0023%	8,000	Nil	Nil
Michael Abling	8,000	0.0023%	8,000	Nil	Nil
Patt Orr	8,000	0.0023%	8,000	Nil	Nil
Shilu Ramchandani	8,000	0.0023%	8,000	Nil	Nil
Jim Mancel	10,000	0.0028%	10,000	Nil	Nil
Jane Brooke (2)	10,000	0.0028%	10,000	Nil	Nil
Sally Brooke (2)	10,000	0.0028%	10,000	Nil	Nil
Athena Sadd	10,000	0.0028%	10,000	Nil	Nil
Luigi Parravano	10,000	0.0028%	10,000	Nil	Nil
Jean Gell	15,000	0.0042%	15,000	Nil	Nil
Kathleen Lines	15,000	0.0042%	15,000	Nil	Nil
Neil McEwan	15,000	0.0042%	15,000	Nil	Nil
Tony Gell	15,000	0.0042%	15,000	Nil	Nil
Barbara Parravano	20,000	0.0056%	20,000	Nil	Nil
Gordon Marshall;	20,000	0.0056%	20,000	Nil	Nil
Jacqueline Leclaire (3)	20,000	0.0056%	20,000	Nil	Nil

Terry Leclaire (4)	20,000	0.0056%	20,000	Nil	Nil
Joseph Parravano	20,000	0.0056%	20,000	Nil	Nil
Ashok Ramchandani	25,000	0.007%	25,000	Nil	Nil
Paul Menezes	25,000	0.007%	25,000	Nil	Nil
Prakash Ramchandani	25,000	0.007%	25,000	Nil	Nil
Bruce Wetherall	30,000	0.0085%	30,000	Nil	Nil
Ken McGowan	30,000	0.0085%	30,000	Nil	Nil
Kenneth Sadd	30,000	0.0085%	30,000	Nil	Nil
Dragon Bozanic	40,000	0.011%	40,000	Nil	Nil
Mario Parravano	40,000	0.011%	40,000	Nil	Nil
B. Gordon Brooke (5)	2,000,000	56.53%	200,000	1,800,000	50.88%
David Moore (6)	1,000,000	28.265%	100,000	900,000	25.44%
Total	3,538,000		838,000	2,700,000

(1) These figures assume all shares offered by selling security holders are in fact sold.
(2) Both Jane Brooke and Sally Brooke are sisters of our President and Principal Executive Officer, B. Gordon Brooke. B. Gordon Brooke has no control over the shares owned by either of Jane Brooke or Sally Brooke and accordingly disclaims beneficial ownership over such shares.
(3) Jacqueline Leclaire is the sister-in-law of B. Gordon Brooke. B. Gordon Brooke has no control over the shares owned by Jacqueline Leclaire and accordingly disclaims beneficial ownership over such shares.
(4) Terry Leclaire is the niece of B. Gordon Brooke. B. Gordon Brooke has no control over the shares owned by Terry Leclaire and accordingly disclaims beneficial ownership over such shares.
(5) B. Gordon Brooke is our President, Principal Executive Officer and a director.
(6) David Moore is our Secretary Treasurer, Principal Financial Officer and a director.

 Except for B. Gordon Brooke and David Moore, whose relationship with Patterson Brooke is detailed in the footnotes immediately above, none of the selling security holders has had a material relationship with Patterson Brooke other than as a shareholder or ever been an officer or director of Patterson Brooke.

DETERMINATION OF OFFERING PRICE

There is no established public market for our common equity being registered. The offering price of the shares offered by selling security holders should not be considered as an indicator of the future market price of the securities.

The facts considered in determining the offering price were Patterson’s financial condition and prospects, its lack of operating history and general conditions of the securities market. The offering price should not be construed as an indication of, and was not based upon, the actual value of Standard. The offering price bears no relationship to Patterson’s book value, assets or earnings or any other recognized criteria of value and could be considered to be arbitrary.

The selling shareholders are free to offer and sell their common shares at such times and in such manner as they may determine. The types of transactions in which the common shares are sold may include negotiated transactions. Such transactions may or may not involve brokers or dealers. The selling security holders are expected to sell their shares at the offering price of $0.05 per share unless and until our shares are quoted on the OTCBB or the “Pink Sheets” following which selling security holders may sell their shares at the market price. The selling security holders have advised us that none have entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares. The selling security holders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares. We will pay all of the expenses of the selling security holders, except for any broker dealer or underwriter commissions, which will be paid by the security holder.

BUSINESS DESCRIPTION

Corporate Organization and History Within Last Five years

The Company was incorporated under the laws of the State of Nevada on June 28, 2006 under the name Patterson Brooke Resources Inc. The Company does not have any subsidiaries, affiliated companies or joint venture partners. We have not been involved in any bankruptcy, receivership or similar proceedings since inception nor have we been party to a reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business other than the Alice Claim. We have no intention of entering into a merger or acquisition and we have a specific business plan to complete our exploration program by no later than October 31, 2007. We do not foresee any circumstances that would cause us to alter our current business plan within the next twelve months.

Business Development Since Inception

We raised $3,000 in initial seed capital on October 17, 2006 in order to identify and acquire a mineral property that we consider holds the potential to contain gold and/or silver mineralization.

In October 2006 we purchased the Alice Claim, situated in NWT, Canada, for $1,000 from Mr. Max Braden, an independent unrelated prospector of Yellowknife, NWT.

On October 31, 2006 Patterson Brooke closed a private placement pursuant to Regulation S of the Securities Act of 1933, whereby 538,000 common shares were sold at the price of $0.05 per share to raise $26,900.

In October 2006 we engaged Glen MacDonald, P. Geol., to conduct a review and analysis of the Alice Claim and the previous exploration work undertaken on the property and to recommend a mineral exploration program for the Alice Claim.

We are the beneficial owner of a 100% interest in the Alice Claim, our sole mineral property, subject to a royalty interest retained by the vendor, as detailed below. We intend to undertake exploration work on the Alice Claim. We are presently in the pre-exploration stage and there is no assurance that mineralized material with any commercial value exits on our property. We do not have any ore body and have not generated any revenues from our operations. Our planned exploration work is exploratory in nature.

On March 14, 2007 we formalized, in the form of a Loan Agreement, an arrangement with our President whereby he has advanced $20,00 in cash to the Company to date, and will advance a further $20,000 on or before May 31, 2007 in order to provide the Company with additional working capital. This loan does not bear interest and has no fixed terms of repayment although repayment may be demanded by the President.

By an agreement dated March 22, 2006 our President (who is also our controlling stockholder) agreed to suspension of payment of his monthly management fee, in the amount of $1,000, from and after the June 2007 payment. Taken together, the loan advance and suspension of payment of management fees, are expected to ensure the Company will have sufficient funds to satisfy its cash requirements to December 31, 2007.

However, in spite of the loan from our President and the suspension of the payment of his management fees, we will have to raise additional funds within the next twelve months in order to satisfy our cash requirements.

Should our President fail to advance the additional $20,000 in loan capital and/or we do not suspend payment of his monthly management fee of $1,000 from and after June 2007, we will not have sufficient funds to satisfy our cash requirements for the balance of 2007and would have to go out of business. Furthermore, if our President were to exercise his right to demand repayment of his loan we would have no funds to satisfy our cash requirements and would have to go out of business.

                                  DESCRIPTION OF THE PROPERTY

We are the beneficial owner of a 100% interest in the Alice Claim, located in NWT, Canada. Our interest in the Alice Claim is subject to a 1% net smelter return royalty in favor of the person from whom we acquired the claim, Mr. Max Braden. The royalty interest retained by Mr. Braden entitles him to receive 1% of any net revenue that might be paid to us by the purchaser of minerals produced form the Alice Claim. We do not have any ore body and have not generated any revenues from our operations.

Although we are in possession of a signed, registerable Transfer of Mineral Claim transferring all right, title and interest in the claim to us subject to the aforementioned 1% net smelter royalty, title remains recorded in the name of Max Braden. That is because the Government of Canada requires that mineral claims in the NWT be held in the (i) the name of a resident of the NWT, or (ii) by a company either incorporated in Canada or registered with the NWT ‘s Registrar of Corporations. At the present time, we do not wish to incur the costs associated with registering in the NWT. In addition, a Prospectors’ License, another prerequisite to our being able to register tile to the Alice Claim, entails additional expense, whereas there is no cost to us using Max Braden’s Prospectors License to hold the Alice Claim.

Beneficial ownership of the Alice Claim confers the rights to the minerals on the Alice Claim. We do not own the land itself since it is held in the name of the “Crown”, i.e. the Government of Canada.

The Alice Claim covers an area of approximately 200 acres. The current expiry date for the Alice Claim is May 24, 2007. To keep the property in good standing, such that the claim dos not expire on the date indicated above we must (i) undertake exploration work to a value of not less than $727 ($800 CDN) on the Alice Claim before May 24, 2007, or (ii) in lieu of undertaking exploration work we may pay cash of approximately $727 ($800 CDN) to the Government of Canada. This is an annual obligation. Failure to do either, each year, will result in the Alice Claim reverting to the Government of Canada.

Particulars of the Alice Claim, our sole mineral property, together with issues we face in conducting exploration work on the property, follow.

Great Bear Lake
DISTRICT
OF
MACKENZIE
PROPERTY
YELLOWKNIFE
Great Slave Lake
ALBERTA
Lake Athabasca
Scale 1:5,000,000
Miles 0 100

FIGURE 1

LOCATION MAP

Location and Access

The Alice Claim is located approximately 112 kilometers east of Yellowknife, NWT a town of approximately 20,000 and the capital of the NWT where all services necessary to the mining industry are available. The city is serviced by scheduled air services from Edmonton, Alberta and is linked to Alberta by all-weather highway. The Alice Claim is currently accessed by float or ski-equipped aircraft from Yellowknife. A winter road could easily link the property to the all-weather Ingraham Trial, a distance of about 48 kilometers.

The Alice property is located near the northern extremity of the northern interior climatic region and is characterized by a cold, fry sub-arctic climate. Mean January and July temperatures are below -30 C and from 10 to 15 respectively. The mean annual precipitation is approximately 200mm or less.

Topography of the region is subdued, with elevations ranging from 300 to 365 m. Lakes and low-lying swampy areas are common and comprise some 20% of the land surface. The major regional drainage is the Beaulieu River, which traverses the eastern part of the region from north to south and empties into Great Slave Lake east of Drybones Bay.

The Alice Claim is located well south of the tree line and is within the region of discontinuous permafrost. Vegetation consists of white and black spruce, white birch and locally abundant poplar, jack-pine and tamarack. The area is generally “swampy”. Access on the property for ground geophysical surveying and subsequent drilling of magnetic anomalies would be best accomplished from December to May when the lakes and swamps are frozen. Work such as prospecting, sampling and geological surveying must be carried out during the summer months. Drilling could also be carried out during the summer months as well.

No electrical power is required at this stage of exploration. Any electrical power that might be required in the foreseeable future could be supplied by gas powered portable generators.

F60138
F92387
F91968
F84860
K03649
N

5

FIGURE 2

CLAIM PLAN

Property Geology

The Alice Claim is underlain by volcanics of the Yellowknife group, consisting of greenstone flows. These greenstones are fine to coarse grained and the flows vary in thickness up to 175 feet separated in places by tuffs and often on the western side by prominent flow breccia horizons. The lavas take the form of massive, pillowed, schistose, ropey and foliated flows, though distinction is often difficult as pillows have mostly been obscured.

The tuffs that are contained in the flows vary in thickness up to 50 feet, and where sheared form sericite schist, whilst chlorite schist forms from the greenstones. The sericitc schist commonly weathers rusty brown due to the presence of pyrite and in some cases gold is associated with mineralization. A number of cherty bands and/or acid and/or acid dykes up to six feet thick occur on the property and often mineralization is associated with them. They may be rusty brown and have quartz veins nearby. These mineralized veins are to a large degree concentrated in a central zone running north/south through the property and the Alice zone, although associated with sheared tuff, lies within this larger area.

Acid and intermediate tuffs occur on the western edge of the greenstone whilst on the eastern side the pyroclastic zone is of agglomerate often containing large bombs. Dykes and masses of intrusive diorite and gabbro are present though in some less exposed areas these may be confused with large grained or altered flows.

The Alice shear is considered to contain the most promising gold mineralization on the property. This zone lies on the north side of a small lake known as Gold Lake and is exposed in outcrop and trenches for about 900 feet. The shear follows a band of chert-like inter-flow tuff that varies in thickness from a few inches to 6.5 feet. The shear zone ranges in width from 1 foot to approximately 20 feet. The rocks within the zone are sericite and chlorite schist, and scattered veinlets and lenses of quartz. The average width of the well-mineralized section of the zone is from 2 to 3 feet and it has a length of about 500 feet. Gold occurs sporadically in the heavily pyritized part of the zone.

N
PROPERTY LOCATION
Payne L.
Sunset Lake

FIGURE 3

REGIONAL GEOLOGY

Previous Exploration

The area was first prospected in the summer of 1938. Gold was found in July of that year and claims were staked on the more promising showings.

The property was acquired by Sunset Yellowknife Mines in 1945 and in the spring and summer of that year, this company did extensive trenching and diamond drilling on the two zones. A total of 1907 feet of diamond drilling was done on the Alice shear north of Gold lake.

Operations then ceased out but were resumed in February of 1946 and continued through to November of that year. A camp erected, and in the fall of 1946 a two-compartment vertical shaft was sunk to a depth of 23 feet on the Alice shear zone. In March of 1947, a small mining plant was moved to the property and during the following summer the shaft in the Alice zone was deepened to 145 feet. Drifts were opened on the 125-foot level and extended about 100 feet north and south from the shaft before the property closed on September 10th, 1947. No work was done by the company after September, 1947.

Early in 1966, the claims were optioned by Giant Yellowknife Mines Ltd. who carried out a geological mapping, geological surveying and short hole diamond drill program on new untested zones. The option was allowed to lapse. No work has been done on the property since that time.

Proposed Exploration Work - Plan of Operation

Mr. Glen C. Macdonald, P. Geol., authored the "Geological Report on the Alice Claim” dated November, 2006 (the “Macdonald Report”), in which he recommended an exploration program to evaluate the potential of the claim. Mr. Macdonald is a registered Professional Geologist in good standing in the Association of Professional Engineers and Geoscientists of British Columbia and the Association of Professional Engineers of Alberta. He is a graduate of the University of British Columbia, Vancouver, B.C. with a Bachelor of Economics (1971) and Geology (1973). Mr. Macdonald has practiced his profession as a geologist continuously since 1973. He visited the area covered by our claim in 2005.

We must conduct exploration to determine what minerals exist on our property and whether they can be economically extracted and profitably processed. We plan to proceed with exploration of the Alice Claim by completing the work recommended in the Macdonald Report, in order to begin determining the potential for discovering commercially exploitable deposits of gold on our claim.

We have not discovered any ores or reserves on the Alice Claim, our sole mineral property. Our planned work is exploratory in nature.

The Macdonald Report concludes:

-	the Alice Claim covers an occurrence of high-grade gold mineralization in volcanic rocks of the Yellowknife supergroup;
-
early exploration of vein systems by trenching, drilling and underground development may have over looked the presence of fine-grained gold carried in pyrite sulphide within the volcanic units themselves;

-	geophysical surveys have identified conductive anomalies which should be further explored; and
-	detailed geological mapping, with trenching and sampling should be conducted in the vicinity of the conductors to determine if drilling is warranted.

The Macdonald Report recommends the following work be undertaken and anticipates the cost as follows:

●	Geological mapping	$ 10,000
●	Trenching and sampling	7,500
	Total	$ 17,500
The Alice Claim, being located in a northerly latitude, and is subject to long, cold winters with snowfall accumulations. Accordingly our planned work can not be undertaken until the summer 2007.

We intend to finance this work with a combination of cash on hand together with additional loan capital to be advanced by our President (who is also our controlling stockholder). To date our President has advanced $20,000 to the Company and he has agreed to advance an additional $20,000 on or before May 31, 2007. As well, by an agreement dated March 22, 2006, our President agreed to suspension of payment of his monthly management fee, in the amount of $1,000, from and after the June 2007 payment.

Taken together the loan advance of another $20,000 and suspension of payment of management fees after the June payment are expected to ensure the Company will have sufficient funds to satisfy its cash requirements to December 31, 2007, including the cash required to finance completion of the exploration work summarized above.

However, in spite of the loan from our President and the suspension of the payment of his management fees, we will have to raise additional funds within the next twelve months in order to satisfy our cash requirements.

Thus, even if the results of our planned exploration work proves encouraging, there is no assurance we will be able to raise the capital necessary to conduct further exploration work on the Alice Claim. Furthermore, even if funding is available, additional work will only be undertaken if the results of our planned work is successful in identifying target zones of gold mineralization deemed worthy, by our geologist, of drilling to determine if a gold deposit may exist. Should our initial work prove unsuccessful in identifying such drill targets, the Company will likely abandon the Alice Claim and we may have to go out of business.

There are no permanent facilities, plants, buildings or equipment on the Alice Claim.

Competitive Factors

The mining industry is highly fragmented. We are competing with many other exploration companies looking for gold and silver. We are among the smallest exploration companies in existence and are an infinitely small participant in the mining business which is the cornerstone of the founding and early stage development of the mining industry. While we generally compete with other exploration companies, there is no competition for the exploration or removal of minerals from our claims. Readily available markets exist for the sale of gold and silver. Therefore, we will likely be able to sell any gold or silver that we are able to recover, in the event commercial quantities are discovered on the Alice Claims. There is no ore body on the Alice Claims.

Regulations

Governing Laws

The mining industry in Canada operates under both federal and provincial or territorial legislation governing the exploration, development, production and decommissioning of mines. Such legislation relates to such matters as the method of acquisition and ownership of mining rights, labor, health and safety standards, royalties, mining and income taxes, exports, reclamation and rehabilitation of mines, and other matters. The mining industry in Canada is also subject to legislation at both the federal and provincial or territorial levels concerning the protection of the environment. Legislation imposes high standards on the mining industry to reduce or eliminate the effects of waste generated by extraction and processing operations and subsequently deposited on the ground or emitted into the air or water. The design of mines and mills, and the conduct of extraction and processing operations, are subject to regulatory restrictions. The exploration, construction, development and operation of a mine, mill or refinery require compliance with environmental legislation and regulatory reviews, and the obtaining of land use and other permits, water licenses and similar authorizations from various governmental agencies. Legislation is in place for lands under federal jurisdiction or located in certain provinces and territories that provides for the preparation of costly environmental impact assessment reports prior to the commencement of any mining operations. These reports require a detailed technical and scientific assessment as well as a prediction of the impact on the environment of proposed mine exploration and development.

Failure to comply with the requirements of environmental legislation may result in regulatory or court orders being issued that could result in the cessation, curtailment or modification of operations or that could require the installation of additional facilities or equipment to protect the environment. Violators may be required to compensate those suffering loss or damage by reason of mining activities and the violators, including our officers and directors, may be fined or, in some cases, imprisoned if convicted of an offense under such legislation. Provincial and territorial mining legislation establishes requirements for the decommissioning, reclamation and rehabilitation of mining properties that are closed. Closure requirements relate to the protection and restoration of the environment and the protection of public safety. Some former mining properties must be managed for a long time following closure in order to fulfill regulatory closure requirements. The cost of closure of existing and former mining properties and, in particular, the cost of long-term management of open or closed mining properties can be substantial.

Mineral exploration is subject to the Canadian Mineral Tenure Act Regulation. This act sets forth rules for: locating claims, posting claims, working claims and reporting work performed. We will be required to obtain permits from the NWT Ministry of the Environment before we commence mining operations at the Alice Claim.

With respect to the legislation, rules and regulations referred to above, we believe that we are currently in compliance in all material respects with applicable legislation, rules and regulations.

The Company does not foresee having to expend material amounts in order to comply with environmental laws during the exploration phase of its operations. The Company is obligated to restore surface disturbances created by exploration. These restoration efforts typically involve the back filing of trenches, pits, or other excavations created for purposes of exploration.

Underground exploration, which the Company contemplates in the future, will require additional cost related to the storage of excavated material. Until the Company knows the amount of material it will have to store, it cannot estimate this cost. There will be material costs of environmental compliance if the Company develops a mine in the future. However, the Company cannot reasonably estimate that environmental compliance cost at this time.

It is not possible to estimate the cost of meeting the rules and regulations for a mining operation at this time. Those costs will only be determined when a mine plan and the required studies are completed to apply for a mining permit.

Government Permitting

Our proposed mineral exploration program is subject to the Canadian Mineral Tenure Act Regulation. This act sets forth rules for locating claims, posting claims, working claims and reporting work performed. The Company is committed to complying with all governmental and environmental regulations. We are obliged to adhere to environmental regulations promulgated by the Government of Canada. It is reasonable to expect that compliance with environmental regulations will increase our costs. Such compliance may include feasibility studies on the surface impact of our future exploration operations; costs associated with minimizing surface impact; water treatment and protection; reclamation activities, including rehabilitation of various sites; on-going efforts at alleviating the mining impact of wildlife; and permits or bonds as may be required to ensure our compliance with applicable regulations. It is possible that these costs and delays associated with such compliance could become so prohibitive that we may decide to not proceed with exploration on the Alice Claim.

The Company cannot predict the extent to which future legislation and regulation could cause additional expense, capital expenditures, restrictions, and delays in the development of the Company's Canadian properties, including those with respect to mining claims. The Company's activities are not only subject to extensive federal and territorial regulations controlling the mining of and exploration for mineral properties, but also the possible effects of such activities upon the environment. For example we will be obligated to take steps to ensure that any streams draining the property do not become contaminated as a result of our activities on the property. We are not aware of any environmental problems on the property as of the date of this prospectus.

Employees

Initially, we intend to use the services of subcontractors for manual labor exploration work on our claim and an engineer or geologist to manage the exploration program. At present, we have no employees as such although each of our officers and directors devotes a portion of his time to the affairs of the Company. None of our officers and directors has an employment agreement with us. We presently do not have pension, health, annuity, insurance, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to any employee.

As indicated above we will hire subcontractors on an as needed basis. We have not entered into negotiations or contracts with any of potential subcontractors. We do not intend to initiate negotiations or hire anyone until we are nearing the time of commencement of our planned exploration activities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

This section of our prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are a start-up, pre-exploration stage company. We have a limited operating history and have not yet generated or realized any revenues from our activities. We have yet to undertake any exploration activity on our sole property, the Alice Claim. As our property is in the early stage of exploration and there is no reasonable likelihood that revenue can be derived from the property in the foreseeable future.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay for our operations. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals, if ever. Accordingly, we must raise cash from sources other than the sale of minerals found on the Alice Claim. Apart from the remaining loan advances totaling $20,000 due from our President (who is also our controlling stockholder) on or before May 31, 2007, and our President’s agreement to the suspension of his monthly management fee of $1,000 from and after June 2007,our only other source of cash at this time is investment by others in the Company.

Provided our President advances the Company the additional $20,000 and we suspend payment of his monthly management fee of $1,000 from and after June 2007 we estimate we will have sufficient funds to satisfy our cash requirement to December 31, 2007 only.

Accordingly, in spite of the loans from our President and the suspension of the payment of his management fees after June 2007, we will have to raise additional funds within the next twelve months in order to satisfy our cash requirements.

Should our President fail to advance the additional $20,000 and/or we do not suspend payment of his monthly management fee of $1,000 from and after June 2007, we will not have sufficient funds to satisfy our cash requirements and would have to go out of business.

Furthermore, if our President were to exercise his right to demand repayment of his loan we would have no funds to satisfy our cash requirements and would have to go out of business.

Moreover, we must raise additional cash to implement further exploration work on the Alice Claim and stay in business.

Since our business activity is related solely to the exploration and evaluation of the Alice Claim, it is the opinion of management that the most meaningful financial information relates primarily to current liquidity and solvency. As at January 31, 2007, we had working capital of $594. Subsequent to January 31, 2007 our President advanced $20,000 to the Company. He has agreed to advance a further $20,000 on or before May 31, 2007. As noted above, notwithstanding these loan advances (which loan advances are non interest bearing, have no fixed terms of repayment but are payable on demand), unless we raise additional funds within the next twelve months, we will be faced with a working capital deficiency by no later than the end of 2007.

Our future financial success will be dependent on the success of the exploration work on the Alice Claim. Such exploration may take years to complete and future cash flows, if any, are impossible to predict at this time. The realization value from any mineralization which may be discovered by us is largely dependent on factors beyond our control such as the market value of metals produced, mining regulations in Canada and foreign exchange rates.

Liquidity and Capital Resources

Since inception to the date of this Registration Statement we have raised capital through (i) private placements of common stock aggregating $29,900, and (ii) non interest bearing demand loan from our President (who is also our controlling stockholder), in the aggregate amount of $40,000, $20,000 of which has been advanced to date with the remaining $20,000 due on or before May 31, 2007. By an agreement dated March 22, 2007 our President has agreed to the suspension of payment of his $1,000 monthly management fee from and after the June 2007 payment. This will result in a reduction of cash expenses of $6,000 for the balance of 2007.

Taken together the loan advance of another $20,000 and suspension of payment of management fees after the June payment are expected to ensure the Company will have sufficient funds to satisfy its cash requirements to December 31, 2007 only.

Accordingly, in spite of the loans from our President and the suspension of the payment of his management fees after June 2007, we will have to raise additional funds within the next twelve months in order to satisfy our cash requirements.

Should our President fail to advance the additional $20,000 and/or we do not suspend payment of his monthly management fee of $1,000 from and after June 2007, we will not have sufficient funds to satisfy our cash requirements to December 31, 2007.

Furthermore, if our President were to exercise his right to demand repayment of his loan we would have no funds to satisfy our cash requirements.

As of January 31, 2007 our total assets were $5,960 and our total liabilities were $5,366 including $1,192 to related parties.

As of the March 15, 2007 we had cash reserves of $17,860 and unpaid accounts payable of $3,674 including $1,192 to related parties leaving a net amount owing to non-related third party creditors of $2,482.

Our capital commitments for the remainder of 2007 consist of administrative expenses together with expenses associated with the completion of our planned exploration program. Including this exploration work, we estimate that we will have to incur the following expenses during the balance of 2007:

Expenses	Amount	Description

Accounting	$ 2,750	Fees to the independent accountant for preparing the quarterly and annual working papers for the financial statements for the calendar year ended 2007.
Audit	3,500	Review of the quarterly financial statements and audit of the annual financial statements.
Consulting and legal fees	2,500	Balance of fees related to the preparation of this registration statement.
Exploration	17,500	Per MacDonald report
Filing fees	225	Annual fee to the Secretary of State for Nevada
Management fees (*)	3,000	At $1,000 per month
Office	300	Photocopying, delivery and fax expenses
Rent	2,700	At $300 per month.
Transfer agent’s fees	800	Annual fee of $500 and estimated miscellaneous charges of $300
Estimated expenses	$ 30,275

(*)
This figure reflects the fact that, by an agreement dated March 22, 2007 with our President, payment of his management fee of $1,000 per month will be suspended from and after the June 1, 2007 payment.

Since our initial share issuances, the Company has been unable to raise cash from any source other than loan advances from our President and controlling stockholder. Our President’s agreement to suspend payment of his $1,000 monthly management fee, from and after June 2007, will reduce our cash expenditures by $6,000 for the balance of 2007. The combined effect, of suspension of payment of management fees and the $20,000 additional cash to be advanced by our President on or before May 31, 2007, is expected to enable the Company to meet its cash needs over the remainder of 2007 and is summarized as follows:

Cash required over the remaining months of calendar year 2007               $  30,275
Accounts Payable as of March 15, 2007                              3,674
  Toatl cash required to meet expenses and accounts payable                   33,949
Deduct: Cash on hand as at March 15, 2007                    (17,860)
Balance of cash to be advanced by our President                      (20,000)

Our estimated cash balance at December 31, 2007                       $ 3,911

We have no plant or significant equipment to sell, nor are we going to buy any plant or significant equipment during the next twelve months. We will not buy any equipment until we have located a body of ore and we have determined it is economical to extract the ore from the land.

We may attempt to interest other companies to undertake exploration work on the Alice Claim through joint venture arrangement or even the sale of part of the Alice Claim. Neither of these avenues has been pursued as of the date of this prospectus.

Our engineer has recommended an exploration program for the Alice Claim. However, even if the results of this work suggest further exploration work is warranted, we do not presently have the requisite funds and so will be unable to complete anything beyond the exploration work recommended in the MacDonald Report until we raise more money or find a joint venture partner to complete the exploration work. If we cannot find a joint venture partner and do not raise more money, we will be unable to complete any work beyond the exploration program recommended by our engineer. If we are unable to finance additional exploration activities, we do not know what we will do and we do not have any plans to do anything else.

We do not intend to hire any employees at this time. All of the work on the Alice Claim will be conducted by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for supervision, surveying, exploration, and excavation. We may engage a geologist to assist in evaluating the information derived from the exploration and excavation including advising us on the economic feasibility of removing any mineralized material we may discover.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance as an exploration corporation. We are a pre-exploration stage company and have not generated any revenues from our exploration activities. Further, we have not generated any revenues since our formation on June 28, 2006. We cannot guarantee we will be successful in our exploration activities. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we must invest into the exploration of our property before we start production of any minerals we may find. We must obtain equity or debt financing to provide the capital required to fully implement our phased exploration program. We have no assurance that financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to commence, continue, develop or expand our exploration activities. Even if available, equity financing could result in additional dilution to existing shareholders.

Results of Operations - Three Months ended January 31, 2007 and Five months ended October 31, 2006.

For the period from June 28, 2006 (date of inception) to January 31, 2007, we had a net loss of $29,306. This represents a net loss of $0.01 per share for the period based on a weighted average number of shares outstanding of 3,538,000. We have not generated any revenue from operations since inception. Our loss to date represents various expenses incurred with organizing the company, undertaking audits, exploration expenses, paying management fees and general office expenses which can be broken down as follows:

Expense	Three Months Ended January 31, 2007	Five Months Ended October 31, 2006	From Inception June 28, 2006 to January 31, 2007	Description

Accounting and audit	$1,250	$3,750	$5,000	Preparation of working papers ($2,000) for submission to our independent accountants for examination and/or of the financial statements ($3,000)
Bank charges	5	0	5
Consulting	8,000	0	8,000	Preparation of Form SB-2 and offering memorandum
Edgarizing	750	0	750	Filing of Form SB-2 with SEC
Exploration expenses	0	3,944	3,944	Consists of purchase of the Alice claims and a geological report in the amount of $2,944.
Filing fees	200	0	200	Certificate of Good Standing required by Ontario Government to open bank account
Legal	2,500	0	2,500	Legal expenses relating to the Form SB-2
Incorporation costs	0	1,084	1,084	Incorporation costs incurred for the parent and subsidiary companies.
Management Fees	3,000	0	3,000
Office and general	1,150	561	1,711	General office expenses.
Rent	900	300	1,200	The directors approved $300 per month payable to B. Gordon Brooke for the use of his residence as an office for the Company.
Transfer Agent Fees	1,912	0	1,912	Annual fees paid to transfer agent and for other services provided by them.
Total expenses	$ 19,667	$ 9,639	$ 29,306

Our Planned Exploration Program

We must conduct exploration to determine what amounts of minerals exist on the Alice Claim and if such minerals can be economically extracted and profitably processed.

Our planned exploration program is designed to efficiently explore and evaluate our property.

Our anticipated exploration costs on the Alice Claim during the remainder of 2007 are approximately $17,500. This figure represents the anticipated cost to us of completing work recommended in the MacDonald Report. Should the results of this work be sufficiently encouraging to justify our undertaking additional work, in order to undertake any such additional exploration work, we will have to raise additional investment capital as our remaining available capital is fully committed to ongoing administrative expenses of the Company for the remainder of calendar year 2007. We will have to raise additional funds within the next twelve months in order to satisfy our ongoing cash requirements and finance any further work on the Alice Claim.

Balance Sheet

Total cash and cash equivalents, as at January 31, 2007 and October 31, 2006 were respectively $5,960 and $29,899. Our working capital as at January 31, 2007 and October 31, 2006 were respectively $594 and $20,261.

The decrease in our working capital between October 31, 2006 and January 31, 2007 was attributable to our incurring $19,667 in administrative expenses during the first three months of the current fiscal year. Our working capital was derived from the completion of an initial seed capital offering on October 17, 2006 which raised $3,000 and a private placement completed on October 31, 2006 which raised a further $26,900 together with loan advances from our President totaling $20,000 as of the date of this Registration Statement. No revenue was generated during these periods.

Total shareholders’ equity as at January 31 , 2007 was $594 versus $20,261 as at October 31, 2006. Total shares outstanding as at January 31, 2007 were 3,538,000.

As at the date of this Registration Statement share capital outstanding was 3,538,000 common shares.

Trends

We are in the pre-explorations stage, have not generated any revenue and have no prospects of generating any revenue in the foreseeable future. We are unaware of any known trends, events or uncertainties that have had, or are reasonably likely to have, a material impact on our business or income, either in the long term of short term, other than as described in this section or in ‘Risk Factors’, page X.

Critical Accounting Policies

Our discussion and analysis of its financial condition and results of operations, including the discussion on liquidity and capital resources, are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management re-evaluates its estimates and judgments.

The going concern basis of presentation assumes we will continue in operation throughout the next fiscal year and into the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. Certain conditions, discussed below, currently exist which raise substantial doubt upon the validity of this assumption. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Our intended exploration activities are dependent upon our ability to obtain third party financing in the form of debt and equity and ultimately to generate future profitable exploration activity or income from its investments. As of the date of this registration statement we have not generated revenues, and have experienced negative cash flow from minimal exploration activities. We may look to secure additional funds through future debt or equity financings. Such financings may not be available or may not be available on reasonable terms.

MANAGEMENT
Officers and Directors

Each of our Directors serves until his successor is elected and qualified. Each of our officers is elected by the Board of Directors to a term of one (1) year and serves until his successor is duly elected and qualified, or until he is removed from office. The Board of Directors has no nominating or compensation committees.

The name, address, age and position of our officers and directors is set forth below:

Name and Address	Position(s)	Age
B. Gordon Brooke 115 Angelene Street, Mississauga, Ontario Canada, L5G 1X1	Chief Executive Officer, President and Director (1)	62

David A. Moore 22 Moutray Street, Toronto, Ontario Canada, M6K 1W2	Chief Financial Officer, Chief Accounting Officer, Secretary-Treasurer and Director (2)	52

(1)	B. Gordon Brooke was appointed a director on June 28, 2006 and President and Principal Executive Officer on July 7, 2006.

(2)	David Moore became a director and was appointed Secretary Treasurer and Chief Financial Officer on July 7, 2006.

Background of officers and directors

B. GORDON BROOKE our President, Chief Executive Officer and a Director of the Company is qualified as a Chartered Accountant with over 40 years of experience. He has not practiced as a Chartered Accountant since leaving Deloitte Haskins & Sells in 1972, preferring to function as an independent financial consultant. In that capacity Mr. Brooke has held a variety of positions from assistant to the CFO of multi-national companies (where his duties included preparation of monthly and annual financial reporting packages for all subsidiaries including corporate tax returns, preparation of all required audit working papers and complete audit files for all subsidiaries, responsibilities for internal control systems for all operating subsidiaries) to developing business and financial plans, providing financial statement preparation, tax filings and general accounting services to a wide range of business including investment companies, manufacturing companies and steel fabricators. Since 2001 Mr. Brooke has confined his practice to providing financial consulting services to Snack Crafters Inc., a Toronto, Ontario based manufacturer of cereal bars, baked goods and other ‘snack foods’ sold to a number of major Canadian retailers. His responsibilities include preparation of business plans, servicing as an interim accountant providing accounting services, preparation of financial statements on a non-audit basis, corporate tax returns and assisting the company in its reorganization and restructuring. Mr. Brooke serves as Chief Financial Officer, Chief Accounting Officer and a director of Standard Capital Corporation (“Standard”), a company also involved in the mineral exploration business. Mr. Brooke became a director of Standard, as well as its Chief Accounting Officer, on February 20, 2004. He was appointed Standard’s Chief Financial Officer on June 25, 2005. See “Conflict of Interest” page 33.

DAVID MOORE, our Secretary Treasurer and a director of the Company, spent his early career in the retail music business working for a variety of retail chains in Ontario followed by over a decade in the investment business as a stock broker and financial planner with a number of firms in Toronto, Ontario. Since 1991 Mr. Moore has been self-employed running his own desk top publishing and digital services bureau. Among other things Mr. Moore provides web site design, implementation and hosting services to his clients.

Neither of our officers and directors work full time for our company. B. Gordon Brooke spends approximately 24 hours a month on administrative and accounting matters. With recent work on the private placement of our common stock, this Registration Statement and because the Company intends to seek a quotation on the OTCBB in the near future Mr. Brooke’s time on Company affairs is expected to continue at this pace for the foreseeable future. As Secretary Treasurer, David Moore spends approximately 16 hours per month on corporate matters.

Board of Directors Audit Committee

Below is a description of the Audit Committee of the Board of Directors. The Charter of the Audit Committee of the Board of Directors sets forth the responsibilities of the Audit Committee. The primary function of the Audit Committee is to oversee and monitor the Company’s accounting and reporting processes and the audits of the Company’s financial statements.

Our audit committee is comprised of B. Gordon Brooke our President and Chairman of the audit committee, and David Moore our Chief Financial Officer and Secretary Treasurer. By virtue of his designation as a Chartered Accountant, as well as his extensive work experience as a financial consultant, Mr. Brooke can be considered an “audit committee financial expert” as defined in Item 401 of Regulation S-B.

Apart from the Audit Committee, the Company has no other Board committees.

Conflicts of Interest

Apart from B. Gordon Brooke, who is a director and officer of Standard Capital Corporation, a company involved in the mineral exploration business and registered under the Securities and Exchange Act of 1934,, none of our officers and directors is a director or officer of any other company involved in the mining industry. However there can be no assurance such involvement will not occur in the future. Such present and potential future, involvement could create a conflict of interest.

To ensure that potential conflicts of interest are avoided or declared to Patterson Brooke and its shareholders and to comply with the requirements of the Sarbanes Oxley Act of 2002, the Board of Directors adopted, on October 31, 2006, a Code of Business Conduct and Ethics. Patterson Brooke’s Code of Business Conduct and Ethics embodies our commitment to such ethical principles and sets forth the responsibilities of Patterson Brooke and its officers and directors to its shareholders, employees, customers, lenders and other stakeholders. Our Code of Business Conduct and Ethics addresses general business ethical principles and other relevant issues.

Significant Employees

We have no paid employees as such. Our Officers and Directors fulfill many functions that would otherwise require Patterson Brooke to hire employees or outside consultants.

We will have to engage the services of certain consultants to assist in the exploration of the Alice Claim. In particular we will engage a professional geologist on a consulting basis, together with any assistant(s) such geologist will responsible for hiring and supervising, to conduct our planned exploration work for the Alice Claim. These individuals will be responsible for the completion of the geological work on our claim and, therefore, will be an integral part of our operations although they will not be considered employees either on a full time or part time basis. This is because our exploration programs will not last more than a few weeks and once completed these individuals will no longer be required. We have not identified any individual who would work as a consultant for us.

Family Relationships

Our President and our Chief Financial Officer and Secretary Treasurer are unrelated.

Involvement in Certain Legal Proceedings

To the knowledge of the Company, during the past five years, none of our directors or executive officers:

(1)
has filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by the court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filings;

(2)	was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)
was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities:

(i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliate person, director or employee of any investment company, or engaging in or continuing any conduct or practice in connection with such activity;
(ii) engaging in any type of business practice; or
(iii) engaging in any activities in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(4)
was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activities;

(5)
was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated.

(6)
was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

EXECUTIVE COMPENSATION

Executive compensation paid since inception to and including March 1, 2007 is set forth in the following summary:
Summary Compensation Table
                            Long Term Compensation
                Annual Compensation           Awards                   Payouts
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary	Other annual Comp. ($)	Restricted stock awards ($)	Options/ SAR (#)	LTIP payouts ($)	All other compen- sation ($)

B. Gordon Brooke Principal Executive Officer, President and Director	2006 2007	$2,000 $3,000	-0-	-0-	-0-	-0-	-0-

David Moore Principal Financial Officer, Secretary Treasurer and Director	2006 2007	-0- -0-	-0-	-0-	-0-	-0-	-0-

Compensation of Directors and Officers

We have no standard arrangement to compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Our President has received monthly, commencing November 1, 2006, the sum of $1,300 made up of a management fee of $1,000 and, a rent allowance of $ 300 (for providing an office for the Company). However, because our Company has limited working capital, by an agreement between the Company and our President dated March 22, 2007, Mr. Brooke agreed to the suspension of the payment of his monthly management fee from and after June 2007. Thereafter Mr. Brooke will not be be paid his management fee, including any arrears of the fees that may have accumulated while payment thereof was suspended, unless and until the Principal Financial Officer of the Company determines the Company has sufficient cash to defray all of the Company’s other budgeted expenses for a period of at least six months from the date of such determination.
No other director or officer receives any compensation.

Indemnification

Nevada Revised Statutes 78.037 provides that Articles of Incorporation can contain provisions which eliminate or limit the personal liability of our officers and directors and even stockholders for damages for breach of fiduciary duty, but a corporation cannot eliminate or limit a director’s or officer’s liability for acts or failure to act which are based on intentional misconduct, fraud, or a willful violation of law. Our Articles of Incorporation provides that a director or officer is not personally liable to us or our shareholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distribution in violation of Nevada Revised Statures, 78.300.

Additionally, our By-laws provide that we will indemnify our officers and directors to the fullest extent permitted by the Nevada Revised Statutes, provided the officer or director acts in good faith and in a manner which he or she reasonably believes to be in or not opposed to Patterson Brooke’s best interest, and with respect to any criminal matter, had no reasonable cause to believe that his or her conduct was unlawful. Our By-laws also provide that, to the fullest extent permitted by Section 78.751 of the Nevada Revised Statutes, we will pay the expenses of our officers and directors incurred in defending a civil or criminal action, suit or proceeding, as they are incurred and in advance of the final disposition of the matter, upon receipt of an undertaking acceptable to the Board of Directors for the repayment of such advances if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 or the Rules and Regulations of the Securities and Exchange Commission thereunder may be permitted under said indemnification provisions of the law, or otherwise, Patterson Brooke has been advised that, in the opinion of the Securities and Exchange Commission, any such indemnification is against public policy and is, therefore, unenforceable.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as at December 31, 2006, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The shareholder listed below has direct ownership of his/her shares and possesses sole voting and dispositive power with respect to the shares.

Title or Class	Name and Address of Beneficial Owner (1)	Amount of Beneficial Ownership (2)	Percent of Class

Common Stock	B. Gordon Brooke 115 Argelene Street, Mississauga, Ontario, Canada, L5G 1X1	2,000,000	56.53%
Common Stock	David Moore 22 Moutray, Ontario, Canada, M6K 1W2	1,000,000	28.26%

Common Stock	Directors and Officers as a Group (2 persons)	3,000,000	84.79%

(1)	Unless otherwise noted, the security ownership disclosed in this table is of record and beneficial.

(2)
Under Rule 13-d of the Exchange Act, shares not outstanding but subject to options, warrants, rights, conversion privileges pursuant to which such shares may be acquired in the next 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the person having such rights, but are not deemed outstanding for the purpose of computing the percentage for such other persons. None of our officers or directors has options, warrants, rights or conversion privileges outstanding.

Future Sales by Existing Shareholders

As of October 31, 2006 there are a total of 3,538,000 shares of our common stock issued and outstanding. Of these, all 3,538,000 shares, being 100% of our issued shares, are ‘restricted shares’ as defined in Rule 144 of the Securities Act of 1933. Under this prospectus, we are qualifying for trading 838,000 restricted shares, being 23.68 % of our issued shares leaving 2,700,000 shares being 76.32% of our shares, as ‘restricted shares’ under Rule 144:

B. Gordon Brooke	1,800,000 shares
David Moore	900,000 shares

Total restricted shares	2,700,000 shares

Under Rule 144, restricted shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

Patterson Brooke does not have any securities that are convertible into common stock. We have not registered any shares for sale by security holders under the Securities Act other than as disclosed in this prospectus.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 200,000,000 shares of common stock, par value $0.001 per share, of which 3,538,000 shares are presently issued and outstanding.

The holders of our common stock are entitled to receive dividends as may be declared by our Board of Directors; are entitled to share ratably in all of our assets available for distribution upon winding up of the affairs our Company; and are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all Meetings of the shareholders.

The shareholders are not entitled to preference as to dividends or interest; preemptive rights to purchase in new issues of shares; preference upon liquidation; or any other special rights or preferences.

Non-Cumulative Voting.

The holders of our shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our Directors.

Dividend Policy

As of the date of this prospectus we have not paid any cash dividends to stockholders. The declaration of any future cash dividends will be at the discretion of the Board of Directors and will depend on our earnings, if any, capital requirements and financial position, general economic conditions and other pertinent conditions. It is our present intention not to pay any cash dividends in the near future.

Transfer Agent

We have engaged the services of Empire Stock Transfer Inc., 2470 St. Rose Parkway, Suite 304, Henderson, Nevada, USA, 89075, to act as transfer and registrar.

MARKET FOR COMMON SHARES & RELATED STOCKHOLDERS MATTERS

Market Information

At the present time, there is no established market price for our shares.

There are no shares have been offered pursuant to or underlying an employee benefit plan. There are no shares of common stock that are subject to outstanding options, warrants or securities convertible into common equity of our Company.

The number of shares subject to Rule 144 is 2,700,000. Share certificates representing these shares have been appropriately legended.

Holders

Including its two officers and directors, Patterson Brooke has 37 shareholders as at the date of this prospectus.

CERTAIN TRANSACTIONS

There have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer, or beneficial holder of more than 10% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates has had or will have any direct or material indirect interest, except as follows:

On October 17, 2006 Patterson Brooke issued to (i) our President, Principal Executive Officer and Director, B. Gordon Brooke, 2,000,000 shares at the price of $0.001 per share for total consideration of $2,000; and (ii) our Principal Financial Officer, Secretary-Treasurer and a director, David Moore, 1,000,000 shares at the price of $0.001 per share for total consideration of $1,000. .

The shares issued to Messrs. Brooke and Moore were in consideration of their agreeing to take the initiative in developing and implementing the business plan of the Company, including, among other things, providing the initial seed capital to allow the Company to engage a professional geologist to assist in identifying a mineral prospect considered worthy of exploration, identifying investors and arranging for the initial private placement to enable the Company to implement its business plan.

As at October 31, 2006, B. Gordon Brooke had received $0.00 from the Company. Starting November 1st, 2006 Mr. Brooke began receiving a monthly management fee of $1,000 plus $300 monthly for providing office space for the Company.

Pursuant to an agreement between the Company and our President and controlling stockholder, B. Gordon Brooke, dated March 14, 2007, Mr. Brooke agreed to advance an aggregate of $40,000 to the Company on or before May 31, 2007. To date Mr. Brooke has advanced $20,000 to the Company pursuant to this loan agreement. The loan advances do not bear interest and there are no fixed terms of repayment called for. However, Mr. Brooke may demand repayment of the loan advances at any time.

By an agreement between the Company and our President B. Gordon Brooke dated March 22, 2007, Mr. Brooke agreed to the indefinite suspension of the payment of his monthly management fee in the amount of $1,000 from and after June 2007. Therafter Mr. Brooke will not be entitled to receive a management fee, including any arrears of the fees that may have accumulated while payment thereof was suspended, unless and until the Principal Financial Officer of the Company determines the Company has sufficient cash to defray all of the Company’s other budgeted expenses for a period of at least six months from the date of such determination.

LEGAL PROCEEDINGS

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements included in this prospectus have been audited by Madsen & Associates, CPA’s Inc. of # 3- 684 East Vine, Murray, Utah, 84107, as set forth in their report included elsewhere in this prospectus.

The geological report on the Alice Claim dated November 2006 titled "Geological Report on the Alice Claim”, was authored by Glen C. MacDonald, P. Geol., of Suite 905, 1600 Beach Avenue, Vancouver, British Columbia,, Canada.

LEGAL MATTERS

The legal opinion rendered by Conrad C. Lysiak, Esq., 601 West First Avenue, Suite 503, Spokane, Washington 99201, regarding the Common Stock of Patterson Brooke’s registered on prospectus is as set forth in his opinion letter dated January 3, 2007.

 FURTHER INFORMATION

Patterson Brooke will be subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, or information statements and other information with the Securities and Exchange Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street N. E., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission’s web site is http://www.sec.gov.

Patterson Brooke has filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Patterson Brooke and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

FINANCIAL STATEMENTS

Our fiscal year end is October 31. We will provide audited financial statements to our stockholders on an annual basis; the financial statements will be audited by Independent Accountants.

Our audited financial statements for the year ended October 31, 2006 and our unaudited financial statements for the period ended January 31, 2006 immediately follow:

PATTERSON BROOKE RESOURCES INC.
(Pre-Exploration Stage Company)

BALANCE SHEETS

(Unaudited - Prepared by Management)

	January 31, 2007 (Unaudited)	October 31, 2006 (Audited)

ASSETS

CURRENT ASSETS

Cash	$ 5,960	$ 29,899

Total Current Assets	$ 5,960	$ 29,899

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Accounts payable - related parties	$ 1,192	$ 1,858
Accounts payable	4,174	7,780
	5,366	9,638

STOCKHOLDERS’ EQUITY

Common Stock
200,000,000 shares authorized, at $0.001 par value 3,538,000 shares issued and outstanding	3,538	3,538

Capital in excess of par value	26,362	26,362

Deficit accumulated during the pre-exploration stage	(29,306)	(9,639)

Total Stockholders’ Equity	594	20,261

	$ 5,960	$ 29,899

The accompanying notes are an integral part of these unaudited financial statements

PATTERSON BROOKE RESOURCES INC.
(Pre-exploration Stage Company)

STATEMENT OF OPERATIONS

For the three months ended January 31, 2007 and for the Period
June 28, 2006 (Date of Inception) to January 31, 2007

(Unaudited - Prepared by Management)

	Three months ended January 31, 2007	From June 28, 2006 (date of inception) to January 31, 2007

REVENUES	$ -	$ -

EXPENSES
Accounting and audit	1,250	5,000
Bank charges and interest	5	5
Consulting	8,000	8,000
Edgarizing	750	750
Exploration expenses	-	1,000
Filing fees	200	200
Geological report	-	2,944
Incorporation costs	-	1,084
Legal	2,500	2,500
Management fees	3,000	3,000
Office	1,150	1,711
Rent	900	1,200
Transfer agent’s fees	1,912	1,912
	19,667	29,306

NET LOSS FROM OPERATIONS	$ (19,667)	$ (29,306)

NET LOSS PER COMMON SHARE

Basic and diluted	$ (0.01)

AVERAGE OUTSTANDING SHARES

Basic	3,538,000

The accompanying notes are an integral part of these unaudited financial statements.

PATTERSON BROOKE RESOURCES INC.
(Pre-Exploration Stage Company)

STATEMENT OF CASH FLOWS

For the Three Months ended January 31, 2007 and the Period June 28, 2006 (Date of Inception) to January 31, 2007

	For the three months ended January 31, 2007	From June 28, 2006 (date of incorporation) to January 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$ (19,667)	$ (29,306)

Adjustments to reconcile net loss to net cash provided by operating activities:

Change in accounts payable	(3,606)	4,174

Net Change in Cash from Operations	(23,273)	(25,132)

CASH FLOWS FROM INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:

Advances from related parties	(666)	1,192
Proceeds from issuance of common stock	-	29,900
	666	31,092

Net Increase in Cash	(23,939)	5,960

Cash at Beginning of Period	29,899	-

CASH AT END OF PERIOD	$ 5,960	$ 5,960

The accompanying notes are an integral part of these unaudited financial statements.

PATTERSON BROOKE RESOURCES INC.
(Pre-Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
January 31, 2007

(Unaudited - Prepared by Management)

1. ORGANIZATION

The Company was incorporated under the laws of the State of Nevada on June 28, 2006 with the authorized common stock of 200,000,000 shares at $0.001 par value.

The Company was organized for the purpose of acquiring and developing mineral properties. At the report date mineral claims, with unknown reserves, had been acquired. The Company has not established the existence of a commercially minable ore deposit and therefore has not reached the development stage and is considered to be in the pre-exploration stage (see note 3).

The Company has elected to have its fiscal year end as October 31.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to be reversed. An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

On January 31, 2007, the Company had a net operating loss carry forward of $29,306. The tax benefit of approximately $8,800 from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful since the Company has no operations. The loss carry forward will expire starting in 2014 through 2027.

PATTERSON BROOKE RESOURCES INC.
(Pre-Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
January 31, 2007

(Unaudited - Prepared by Management)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Statement of Cash Flows

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Basic and Diluted Net Income (loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common and common equivalent shares outstanding as if shares had been issued on the exercise of any common share rights unless the exercise becomes antidilutive and then only the basic per share amounts are shown in the report.

  Unproven Mineral Claim Costs

Costs of acquisition, exploration, carrying and retaining unproven properties are expensed as incurred.

 Revenue Recognition

Revenue is recognized on the sale and transfer of goods or completion of service.

Advertising and Market Development

The company expenses advertising and market development costs as incurred.

 Financial and Concentrations Risk

The Company does not have any concentration or related financial credit risk.

 Environmental Requirements

At the report date environmental requirements related to the mineral claim acquired are unknown and therefore an estimate of any future cost cannot be made.

PATTERSON BROOKE RESOURCES INC.
(Pre-Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
January 31, 2007

(Unaudited - Prepared by Management)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

 Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles accepted in the United States of America. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

Financial Instruments

The carrying amounts of financial instruments, including cash and accounts payable, are  considered by management to be their estimated fair value due to their short term  maturities.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting  pronouncements will have a material impact on its financial statements.

3. ACQUISITION OF MINING CLAIMS

The Company acquired one 4 unit metric claim known as the Alice claim located 70 miles east of Yellowknife, North West Territories. The claim is located on the east side of Sunset Lake, a widened part of the Beaulieu River and comprises approximately 200 acres. The claim expiry date is May 24, 2007 if the Company does not incur a cost of $727 each year to maintain the claims in good standing.

The claims has a 1% net smelter royalty associated with them payable to the vendor of the claims which will only be a factor when and if the claims are ever put into commercial production.

The claims have not been proven to have commercially recoverable reserves and therefore the acquisition and exploration costs have been expensed.

4. SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

As at January 31, 2007, officers-directors had acquired 85% of the common capital stock issued, and have made no interest, demand loans of $1,192.

PATTERSON BROOKE RESOURCES INC.
(Pre-Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
January 31, 2007

(Unaudited - Prepared by Management)

5.	CAPITAL STOCK

The Company has completed one Regulation S offering of 3,000,000 shares of its capital stock for $3,000. In addition, the Company has completed an Offering Memorandum whereby 538,000 common shares were subscribed for at a price of $0.05 per share for $26,900.

MADSEN & ASSOCIATES, CPA’s INC.                               684 East Vine Street, #3
Certified Public Accountants and Business Consultants Board                         Murray, Utah, 84107
                  Telephone 801-268-2632
                           Fax 801-262-3978

Board of Directors
Patterson Brooke Resources Inc.
Vancouver, B. C. Canada

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of Patterson Brooke Resources Inc. (pre- exploration stage company) at October 31, 2006, and the statement of operations, stockholders' equity, and cash flows for the period June 28, 2006 (date of inception) to October 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Patterson Brooke Resources Inc. at October 31, 2006, and the results of operations, and cash flows for the period June 28, 2006 (date of inception) to October 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Murray, Utah                                  /s/ “Madsen & Associates, CPA’s Inc.”
December 23, 2006

PATTERSON BROOKE RESOURCES INC.
(Pre-Exploration Stage Company)

BALANCE SHEET

October 31, 2006

ASSETS

CURRENT ASSETS

Cash	$ 29,899

Total Current Assets	$ 29,899

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Accounts payable - related parties	$ 1,858
Accounts payable	7,780
9,638

STOCKHOLDERS’ EQUITY

Common Stock
200,000,000 shares authorized, at $0.001 par value 3,538,000 shares issued and outstanding	3,538

Capital in excess of par value	26,362

Deficit accumulated during the pre-exploration stage	(9,639)

Total Stockholders’ Equity	20,261

$ 29,899

The accompanying notes are an integral part of these financial statements

PATTERSON BROOKE RESOURCES INC.
(Pre-exploration Stage Company)

STATEMENT OF OPERATIONS

For the Period Ended
June 28, 2006 (Date of Inception) to October 31, 2006

REVENUES	$ -

EXPENSES	9,639

NET LOSS	$ (9,639)

NET LOSS PER COMMON SHARE

Basic and diluted	$ (0.01)

AVERAGE OUTSTANDING SHARES

Basic	1,295,000

The accompanying notes are an integral part of these financial statements.

PATTERSON BROOKE RESOURCES INC.
(Pre-Exploration Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
For the Period from June 28, 2006 (Date of Inception) to October 31, 2006

	Common Shares	Stock Amount	Capital in Excess of Par Value	Accumulated Deficit

Balance June 28, 2006 (date of inception)	-	$ -	$ -	$ -

Issuance of common shares for cash at $0.001 - October 17, 2006	3,000,000	3,000	-	-

Issuance of common shares for cash at $0.05 - October 31, 2006	538,000	538	26,362	-

Net operating loss for the period ended October 31, 2006	-	-	-	(9,639)

Balance, October 31, 2006	3,538,000	$ 3,538	$ 26,362	$ (9,639)

The accompanying notes are an integral part of these financial statements.

PATTERSON BROOKE RESOURCES INC.
(Pre-Exploration Stage Company)

STATEMENT OF CASH FLOWS

For the Period June 28, 2006 (Date of Inception) to October 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$ (9,639)

Adjustments to reconcile net loss to net cash provided by operating activities:

Change in accounts payable	7,780

Net Change in Cash from Operations	(1,859)

CASH FLOWS FROM INVESTING ACTIVITIES	-

CASH FLOWS FROM FINANCING ACTIVITIES:

Advances from related parties	1,858
Proceeds from issuance of common stock	29,900
31,758

Net Increase in Cash	29,899

Cash at Beginning of Period	-

CASH AT END OF PERIOD	$ 29,899

The accompanying notes are an integral part of these financial statements.

PATTERSON BROOKE RESOURCES INC.
(Pre-Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
October 31, 2006

1. ORGANIZATION

The Company was incorporated under the laws of the State of Nevada on June 28, 2006 with the authorized common stock of 200,000,000 shares at $0.001 par value.

The Company was organized for the purpose of acquiring and developing mineral properties. At the report date mineral claims, with unknown reserves, had been acquired. The Company has not established the existence of a commercially minable ore deposit and therefore has not reached the development stage and is considered to be in the pre-exploration stage (see note 3).

The Company has elected to have its fiscal year end as October 31.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to be reversed. An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

On October 31, 2006, the Company had a net operating loss carry forward of $9,639. The tax benefit of approximately $2,900 from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful since the Company has no operations. The loss carry forward will expire starting in 2014 through 2026.

PATTERSON BROOKE RESOURCES INC.
(Pre-Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
October 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Statement of Cash Flows

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Basic and Diluted Net Income (loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common and common equivalent shares outstanding as if shares had been issued on the exercise of any common share rights unless the exercise becomes antidilutive and then only the basic per share amounts are shown in the report.

  Unproven Mineral Claim Costs

Costs of acquisition, exploration, carrying and retaining unproven properties are expensed as incurred.

 Revenue Recognition

Revenue is recognized on the sale and transfer of goods or completion of service.

Advertising and Market Development

The company expenses advertising and market development costs as incurred.

 Financial and Concentrations Risk

The Company does not have any concentration or related financial credit risk.

 Environmental Requirements

At the report date environmental requirements related to the mineral claim acquired are unknown and therefore an estimate of any future cost cannot be made.

PATTERSON BROOKE RESOURCES INC.
(Pre-Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
October 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

 Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles accepted in the United States of America. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

Financial Instruments

The carrying amounts of financial instruments, including cash and accounts payable, are  considered by management to be their estimated fair value due to their short term  maturities.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting  pronouncements will have a material impact on its financial statements.

3. ACQUISITION OF MINING CLAIMS

The Company acquired one 4 unit metric claim known as the Alice claim located 70 miles east of Yellowknife, North West Territories. The claim is located on the east side of Sunset Lake, a widened part of the Beaulieu River and comprises approximately 200 acres. The claim expiry date is May 24, 2007 if the Company does not incur a cost of $727 each year to maintain the claims in good standing.

The claims has a 1% net smelter royalty associated with them payable to the vendor of the claims which will only be a factor when and if the claims are ever put into commercial production.

The claims have not been proven to have commercially recoverable reserves and therefore the acquisition and exploration costs have been expensed.

4. SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

As at October 31, 2006, officers-directors had acquired 85% of the common capital stock issued, and have made no interest, demand loans of $1,858.

PATTERSON BROOKE RESOURCES INC.
(Pre-Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
October 31, 2006

5.	CAPITAL STOCK

During October 2006, the Company completed a private placement offering of 538,000 common shares for cash of $26,900.

The Company has completed one Regulation S offering of 3,000,000 shares of its capital stock for $3,000. In addition, the Company has completed an Offering Memorandum whereby 538,000 common shares were subscribed for at a price of $0.05 per share for $26,900.

Part II Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers

Under the Nevada General Corporation Law and our Articles of Incorporation, our directors will have no personal liability to us or our stockholders for damages incurred as the result of the breach or alleged breach of fiduciary duty as a director of the Company involving any act or omission of any such director. This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct, fraud or knowing violation of law, or (ii) approval of an unlawful dividend, distribution, stock repurchase or redemption under Section 78.300 of the Nevada Revised Statutes. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation, is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover damages against a director for breach of his fiduciary duties as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) and (ii) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek relief such as an injunction or rescission in the event of a breach of a director's fiduciary duties. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law. In addition, our Bylaws authorize the Company to indemnify directors and officers of the Company in cases where such officer or director acted in good faith and in a manner reasonably believed to be in the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses will be borne by the selling security holders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$ 5
Printing and miscellaneous expenses	300
Accounting fees and expenses	5,000
Legal fees and consulting fees	17,500
Total	$ 22,805

Item 26. Recent Sales of Unregistered Securities.

Since inception on June 28, 2006 we have sold and issued the following securities without registering the securities under the Securities Act.

(a) On October 17, 2006 we completed a private placement pursuant to Regulation S of the Securities Act of 1933, 3,000,000 shares of common stock sold to our two officers and directors at the price of $0.001 per share to raise $3,000. No underwriter was engaged and we paid no commission.

(b)
On October 31, 2006 we completed a further private placement pursuant to Regulation S of the Securities Act of 1933, whereby 538,000 common shares were sold at the price of $0.05 per share to raise $26,900. No underwriter was engaged and we paid no commission.

Item 27.   Exhibits

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B.

Exhibit No.	Description
10.3	Management Fee Suspension Agreement

23.1	Consent of Madsen & Associates, CPA’s Inc.

The following Exhibits are incorporated by reference to Patterson Brooke Resources Inc. Registration Statement on Form SB-2 filed on January 4, 2007

Exhibit No.	Description

3.1	Certificate of Incorporation

3.2	Articles of Incorporation

3.3	Bylaws

4	Specimen Stock Certificate

5	Opinion re. Legality, Conrad C. Lysiak, attorney at law

10.1 10.2	Transfer Agent and Registrar Agreement Loan Agreement between B.Gordon Brooke and Patterson Brooke Resources, Inc

11	Statement re: Computation of Per Share Earnings

23.2 23.3	Consent of Legal Counsel Consent of Glen C. MacDonald, Professional Geologist

99.1	Audit Committee Charter

Item 28. Undertakings

Patterson Brooke hereby undertakes:

(a)

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10 (a) (3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the U.S. Securities and Exchange Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)  Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(e)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officers or controlling person of the small business issuer in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(g)
For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Patterson Brooke Resources Inc.certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2A(Amendment #3) and authorized this registration to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada on March 26, 2007.

                            PATTERSON BROOKE RESOURCES INC.

                 B. GORDON BROOKE
                        B. Gordon Brooke
                        (Principal Executive Officer)
                        President and Director

Power of Attorney

The undersigned constitute and appoint B. Gordon Brooke their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form SB-2A(Amendment #3) registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Date: March 26, 2007.

B|. GORDON BROOKE
B. Gordon Brooke
(Principal Executive Officer)
President and Director

DAVID MOORE
David Moore
    (Principal Financial and Accounting Officer)
    Chief Financial Officer, Secretary Treasurer and Director